                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                       of

                              KENDALL E. NUNGESSER

                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this ____ day of December, 1996, by and between Rose Hills Company, a Delaware corporation and the parent company of RH Mortuary Corporation and Rose Hills, Inc. (the "Company"), and Kendall E. Nungesser ("Executive").

                                    RECITALS

                  WHEREAS, there was a change of ownership and control of the Company pursuant to that certain Agreement and Plan of Merger dated as of September 19, 1996, as amended ("Agreement and Plan of Merger"), by and among Roses, Inc., the Stockholders of Roses, Inc. and RH Mortuary Corporation, a Delaware corporation, as assignee of all right, title and interest of Rose Hills Acquisition Corp. f/k/a Tudor Acquisition Corp. under the Agreement and Plan of Merger; and

                  WHEREAS, the Company's affiliate, RH Mortuary Corporation, desired to assure the retention of the services of the Executive for the purpose of assisting in the management of Rose Hills Mortuary and Rose Hills Cemetery.

                  WHEREAS, the Company and Executive entered into an employment agreement (the "Employment Agreement") on November 19, 1996 (the "Effective Date") under which the Company agreed to the

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retention of the services of the Executive as President and Chief Executive
Officer of the Company and the Executive agreed to perform services for the Company; and

                  WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement and desire that this Agreement set forth all the terms and conditions of the Executive's employment by the Company as of the Effective Date, including its assignment from RH Mortuary Corporation to the Company as the Company is Executive's employer and administers the payroll for officers and employees of Rose Hills Cemetery and Rose Hills Mortuary.

                  NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

                  A.       Employment - Capacity and Term.

                           (1)      Capacity.  The Company hereby employs

Executive and Executive hereby accepts employment as President and Chief Executive Officer of the Company. Executive shall have all powers and duties necessary to enable him to discharge his duties hereunder.

                           (2)      Term.  The term of employment pursuant to
this Agreement shall commence on the date hereof and shall end on December 31, 1999.

                  B. Performance. During the term of this Agreement, Executive covenants and agrees to serve in the capacity specified above, and shall do and perform any and all services, acts or things necessary to properly carry out the duties and

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responsibilities reasonably delegated to him from time to time by the Board of Directors of the Company.

                  C.       Compensation and Other Benefits.

                           (1)      Annual Salary and Bonuses.  As compensation
for Executive's services hereunder, Executive shall receive a minimum annual salary of $250,000 payable in accordance with the Company's regular payroll practices for senior executives, subject to applicable withholding. Such salary shall be subject to minimum annual adjustments in a percentage equal to the annual increase in the cost/price index published by the Department of Labor, Bureau of Labor Statistics for the Los Angeles Area (assuming the 1982-1984 cost/price guide is 100). In addition, Executive will be eligible to receive an annual cash bonus of up to $250,000 for 1997 and an annual cash bonus of up to $250,000 for 1998 in accordance with Schedule A attached hereto. For 1999, the bonus formula will be a formula determined by the Executive and Board of Directors of the Company (the "Board") based upon the Executive's performance with respect to budgeted EBITDA and other criteria.

                  Regarding a long-term incentive arrangement, Executive shall be entitled to the long term incentive arrangement described below (a) in the event of a Change of Control [as that term is defined in _____________________] of the Company which occurs after December 31, 1996, or (b) in the event Loewen Group International, Inc. or its affiliates (collectively "LGII") disposes of a majority of LGII's ownership of the

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Company. In either event, there shall be a long-term incentive paid to Executive in a lump-sum amount of $500,000 or more as set forth in Schedule B, provided the performance criteria on Schedule B are realized. In either event, Executive also shall also receive those amounts to which he would otherwise be entitled under subparagraph (E)(1)(c) hereof (covering termination without cause). Such amounts shall be payable in cash within 10 days after the occurrence of either event described in clauses (a) or (b) of this paragraph.

                  The Board of the Company may, by unanimous vote, lower any of the EBITDA targets set forth in Schedule A or Schedule B.

                           (2)      Benefits.  The Company shall provide
Executive with offices, secretarial and administrative services at the same level as they are provided by the Company to its senior executives. Initially his assistant shall be Lynelle Hernandez. During the term hereof, Executive shall be entitled to at least four (4) weeks vacation per annum at full salary, and he (and his dependents where applicable) shall be entitled to the benefits available to him (or them) under the Company's employee benefit programs as shall be maintained by the Company, all of which shall be substantially similar to those in effect prior to the Effective Time as that term is defined in the Agreement and Plan of Merger; provided, however, that the Company shall maintain and Executive shall be entitled to participate in the Prudential PPO Program in effect immediately prior to the Effective Time. In addition, the Company agrees to provide to

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Executive a supplemental retirement benefit under the assumed Rose Hills
Mortuary, L.P. Supplemental Employee Retirement Plan (guaranteed by The Loewen Group Inc.).

                The Company will provide the use of an automobile for business purposes and the replacement thereof from time to time consistent with the practice of the Company with respect to its senior executives.

                           (3)      Business Expenses.  All reasonable business
related expenses incurred by Executive in the performance of Executive's duties under this Agreement shall be reimbursed by the Company. Such business related expenses include, but are not limited to, travel expenses, professional mortuary and cemetery industry related expenses, civic related expenses, professional dues and memberships, business related club dues and expenses and such other business entertainment and promotion expenses that arise in the performance of Executive's duties and responsibilities.

                           (4)      Purchase of Partnership Interests.  As
described in the Offering Memorandum dated November 14, 1996 (page 45) for the offering of debt securities to finance the Rose Hills acquisition, Executive and one other officer of the Company will be provided with an opportunity to purchase up to an aggregate of $500,000 of securities from Blackstone Capital Partners II Merchant Banking Fund L.P. and/or its affiliates ("Blackstone"). Such securities will consist of limited partnership interests in the partnership which owns RH Holdings

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common stock. Such offer will be made on or before January 15, 1997 and will be open for 10 days thereafter.

                  D. Non-Competition/Unfair Competition. The Executive acknowledges that in accordance with the terms of the Agreement and Plan of Merger he has entered into a Noncompetition Agreement with the Company contemporaneously herewith and that the terms thereof are incorporated herein by this reference.

                  E.       Termination Provisions.

                           (1)       Termination by the Company.

                  The Company may terminate Executive's employment at any time for any reason:

                                    (a)     Upon a fifty (50%) percent vote
of the Board of Directors of the Company, this Agreement may be terminated for Cause (as defined below). For purposes of this Agreement, "Cause" shall mean:
(i) stealing the Company's property or monies; (ii) commission of a felony;
(iii) continued wilful insubordination; (iv) failure to maintain the level of performance satisfactory to the Company consistent with objectives established by the Board; or (v) a material breach of material duties under this Agreement; provided, however, that before Executive may be terminated for Cause by virtue of subparagraph E(1)(a)(iv), the Company shall provide to him written notice describing the actions or omissions giving rise to such alleged breach with reasonable particularity and giving Executive thirty (30) days in which to demonstrate to the Company's reasonable satisfaction that he is able to perform in the manner set forth in this Agreement.

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                                    (b)     Except as otherwise provided herein,
this Agreement shall terminate as of the date of death of Executive.

                                    (c)     In the event Executive is terminated
without cause or he is terminated because of a Change of Control in accordance with subparagraph (C)(1), he shall be entitled to all base salary amounts due for the remainder of the term hereunder, payable in cash within 10 days after such termination or the Change of Control. In the event of termination for cause which can not be cured, salary and benefit payments will be terminated upon such termination.

                           (2)      Termination by Executive. This Agreement may
be terminated by Executive if the Company fails to cure a material breach of its material duties under this Agreement within sixty (60) days of its receipt of written notice of such alleged breach from Executive. Except for the foregoing,

Executive may terminate this Agreement only upon ninety (90) days advance written notice.

                           (3)      Permanent Disability.  If the Executive
becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof), the Company or Executive may terminate Executive's employment on written notice thereof and Executive shall receive or commence receiving, as soon as practicable; (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof, and (ii) a cash lump

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sum payment in respect of accrued but unused vacation days and to compensation earned but not yet paid, and (iii) such payments under applicable plans or programs, including but not limited to pursuant to the terms of such plans or programs.

                           (4)       No Mitigation. In the event of a breach of
this Agreement by the Company, Executive shall have no duty or obligation to mitigate damages. Any income and any other employment benefits received by Executive before or after the breach, expiration or termination of this Agreement shall in no way reduce or otherwise affect the Company's obligation to make payments and afford benefits hereunder or the Company's liability for damages by virtue of any breach hereof.

                  F.       Miscellaneous Provisions.

                           (1)      Notices.

                                    All notices, requests, demands and other
communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or sent by prepaid telegram or telecopy ("fax") or first class mail, postage prepaid, registered or certified, as follows:

                  If to Executive:           2280 Robles Avenue
                                             San Marino, CA  91108

                  If to the Company:         3888 South Workman Mill Road
                                             Whittier, CA  90601
                                             Fax No.: (310) 692-1412
                                             Attention: Chief Executive Officer

                                    Either party may change the address to which
such communications are to be delivered by giving written notice to the other party. Any notice personally given shall be deemed

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received upon delivery to the address designated; any notice by mail as provided in this paragraph shall be deemed given on the third business day following such mailing; and any notice given by telegram or fax as provided herein shall be deemed delivered the business day following the delivery of such notice to the telegraph company for transmission or placing such notice onto a compatible fax machine with that of the party to receive notice.

                           (2)      Entire Agreement.  This Agreement supersedes
any and all other agreements, either oral or in writing, between the parties hereto or their predecessors relating to Executive's employment. This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof and, upon its effectiveness, supersedes any and all prior written or verbal employment agreements. This Agreement may not be modified except by a written instrument executed by both parties or their permitted successors in interest, if any.

                           (3)      Assignment.  This Agreement shall not be
assignable by any party hereto without the prior written consent of the other party, except that upon any merger, sale of all or a substantial portion of the assets of the Company to another or dissolution of the Company, this Agreement shall inure to the benefit of and be binding upon Executive and the purchasing, surviving or resulting company, partnership or corporation in the same manner and to the same extent as though such company, partnership or corporation were the Company. Subject to the preceding sentence, this Agreement shall inure to the benefit of

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and be binding upon the parties hereto and their respective heirs, successors and assigns.

                           (4)      Counterparts. This Agreement may be executed
in counterparts each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement shall be effective as of the date first above written despite the fact that various dates of execution by the parties hereto may differ therefrom.

                           (5)      Binding Arbitration. All disputes under this
Agreement (other than those brought pursuant to Section F.(7) hereof) shall be settled in Los Angeles, California, before a single arbitrator pursuant to the rules of practice administered by the Judicial Arbitration & Mediation Services, Inc. ("JAMS"). Arbitration may be commenced at any time by any party hereto giving written notice to the other party to the dispute that such dispute has been referred to arbitration under this Agreement. The arbitrator shall be selected by the joint agreement of the Executive and the Company, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by JAMS. The arbitrator shall render his decision within 120 days of appointment. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the

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arbitrator in accordance herewith shall be final, binding and conclusive and there shall be no right of appeal therefrom. Each party shall bear its own costs and expenses (including attorney's fees) and the costs and expenses of the arbitration shall be shared equally by the parties. The arbitrator shall not be permitted to award punitive damages under any circumstances.

                           (6)      Waiver.    No action taken pursuant to this
Agreement shall be deemed to constitute a waiver by the party taking such action of complete compliance on the representations, warranties, covenants and agreements contained herein. No waiver shall be binding unless in writing and signed by the person making the waiver. A waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party or parties may waive or modify performance of any act which is intended solely for their benefit as long as the party for whom such act is intended to benefit consents to such waiver or modification in writing.

                           (7)      Confidentiality.  The Executive will hold
confidential all matters concerning the affairs of the Company, and the services under this Agreement, in the same manner and to the same standard of care that he would maintain regarding his own affairs. Without limiting the generality of the foregoing, the Executive:

                                    (a)     will not divulge any information
received by him during his employment concerning the financial or other affairs of the Company, all of which information will be

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treated by him in strict confidence and will not be divulged by the Executive to any person other than the Company; and

                                    (b)   acknowledges and agrees that all books
of account, documents, vouchers and other books or papers connected with the business of the Company will be the property of the Company, whether paid for by the Company or not, and will be turned over to the Company on the order of the

Company or on termination of this Agreement as the case may be. The expiration or termination of this Agreement will not affect the obligations contained in this paragraph which obligations will continue to bind the Executive for an indefinite period following Expiration or termination of this Agreement.

                                    (c)  Executive agrees that any breach of the
covenants contained in this Section F(7) would irreparably injure the Company. Accordingly, Executive agrees that the Company may, notwithstanding Section F(5) hereof, in addition to pursuing other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this agreement by the Executive.

                           (8)      Miscellaneous.  If any portion of this
Agreement is held to be unreasonable, arbitrary or against public policy, the provisions of this Agreement shall be considered divisible both as to time and as to geographical areas; and each month of each year of the specified period shall be deemed to be a separate period of time. In the event any arbitrator determines the specified time period or geographical area to be

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unreasonable, arbitrary or against public policy, the lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced. Notwithstanding the foregoing, the Executive agrees to honor the terms of this Agreement for the time periods and areas specified herein and not to contest the enforceability of such periods or areas.

                           (9)      Applicable Law and Jurisdiction. The
formation, construction and performance of this Agreement shall be construed in accordance with the laws of the State of California.

                           (10)     No Third Party Beneficiaries.   Nothing
herein expressed or implied is intended or shall be construed to confer upon or to give any person, other than the parties hereto (and the Executive's dependents where applicable), any rights or remedies under or by reason of this Agreement.

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           IN WITNESS WHEREOF, the parties hereto have executed this Amended and
Restated Employment Agreement, all as of the Effective Date.

                                               RH MORTUARY CORPORATION

                                               By: ____________________________
                                                   Howard A. Lipson, President



                                               ________________________________
                                               Kendall E. Nungesser
                                               ("Executive")

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


                                    GUARANTEE

          The Loewen Group Inc., a British Columbia corporation, hereby unconditionally guarantees the due and punctual payment and performance of all obligations of Rose Hills Company under the foregoing Amended and Restated Employment Agreement dated as of December ___, 1996, as the same may be amended, restated or otherwise modified from time to time.

                                          THE LOEWEN GROUP INC.


                                          By:_______________________________
                                          Name:_____________________________
                                          Title:____________________________

                                          By:_______________________________
                                          Name:_____________________________
                                          Title:____________________________

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                                   SCHEDULE A

Annual Incentive Bonus Program

For the fiscal year ended December 31, 1997 and for the fiscal year ended December 31, 1998, a bonus payment of up to $250,000 will be made annually. Fifty percent of the bonus payment for 1997 will be based upon the Board of Directors' determination of Executive's performance in restructuring the Company through the assimilation of so called "satellite companies," realized operating efficiencies, leadership and other similar factors. The balance of the bonus for 1997 and all of the bonus for 1998 will be based on the audited EBITDA (as defined in the Put/Call Agreement dated _____________, 1996 between Loewen Group International, Inc. and/or its affiliates and Blackstone Capital Partners II Merchant Banking Fund L.P. and/or its affiliates (the "Put/Call Agreement")) in relation to the projected EBITDA as described below (plus Budgeted EBITDA for subsequent acquisitions). EBITDA will be determined after taking into account the accrual for these bonus payments.

Projected EBITDA for the years ended December 31, 1997 and 1998 is $27.6 million and $32.7 million, respectively. EBITDA targets for 1999 and later years will be set each year, by unanimous consent of the Board of Directors of R H Mortuary Corporation, by February 1 of the bonus year.

The bonus realization matrix for the annual incentive bonus program will be:

                  Percent EBITDA                              Percent Salary
                  Attained                                    Paid as Bonus

           Less than 90%                                           .0%
                     90%                                         25.0%
                     91%                                         27.5%
                     92%                                         30.0%
                     93%                                         32.5%
                     94%                                         35.0%
                     95%                                         37.5%
                     96%                                         40.0%
                     97%                                         42.5%
                     98%                                         45.0%
                     99%                                         45.5%
                    100%                                         50.0%
                    101%                                         55.0%
                    102%                                         60.0%
                    103%                                         65.0%
                    104%                                         70.0%
                    105%                                         75.0%
                    106%                                         80.0%
                    107%                                         85.0%
                    108%                                         90.0%

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                                       A-1

                    109%                                         95.0%
                    110%                                        100.0%
                  + 110%                                        100.0%




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                                       A-2

                                   SCHEDULE B

FORECAST

   Twelve months ended December 31, 1997                       $27,600,000
   Twelve months ended December 31, 1998                       $32,700,000
   Twelve months ended December 31, 1999                       $37,900,000
   Twelve months ended December 31, 2000                       $42,900,000
   Twelve months ended December 31, 2001                       $48,000,000
   Twelve months ended December 31, 2002                       $51,300,000
   Twelve months ended December 31, 2003                       $54,800,000
   Twelve months ended December 31, 2004                       $58,600,000
   Twelve months ended December 31, 2005                       $62,700,000


Long Term Incentive Bonus

In order to earn the Long Term Incentive Bonus, Roses Inc. must have achieved through the Exit Relevant Period (as defined in the Put/Call agreement) 95% of the accumulated EBITDA as computed from the Forecast. If the Exit Relevant Period is not a calendar year, the EBITDA forecast will be pro-rated based on the applicable period.

The above amount of Long Term Incentive Bonus is calculated as follows:

   PERIOD IN WHICH CLOSING OCCURS                              AMOUNT

   Prior January 1, 2002                                       $500,000
   January 01, 2002 to December 31, 2002                       $600,000
   January 01, 2003 to December 31, 2003                       $700,000
   January 01, 2004 to December 31, 2004                       $800,000
   January 01, 2005 or thereafter                              $900,000


[The formal employment agreement will contain provisions for vesting rights (assuming entitlement targets have been met) in the Long Term Incentive Bonus over an eight year period; vesting provisions to be supplied by counsel for Loewen.]

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                                       B-1